Exhibit 10.3

THE LIBERTY CORPORATION
SUPPLEMENTAL EXECUTIVE SAVINGS PLAN
as Amended and Restated
Effective December 31, 2004

     The Liberty Corporation (“Liberty”) and the participating affiliates and subsidiaries of Liberty identified on Schedule A (the “Affiliates”) hereby adopt The Liberty Corporation Supplemental Executive Savings Plan as amended and restated (the “Plan”) effective as of December 31, 2004. For periods commencing on or after January 1, 2005, and until the Plan can be formally amended, the Plan shall be operated and administered in accordance with a good faith interpretation of new Section 409A of the Internal Revenue Code.

Article 1

     A. Purpose: The primary purpose of the Plan is to provide supplemental retirement benefits for a select group of Liberty’s management or highly compensated employees, by among other things, allowing eligible employees to defer a portion of their compensation otherwise payable for services rendered to Liberty.

     B. Effective Date: This Plan is amended and restated as of Closing Date.

Article 2

Eligibility and Enrollment

     Any employee of Liberty or an Affiliate who is (i) a Highly Compensated Employee as defined in Section 414(q) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) eligible to participate in The Liberty Corporation Retirement and Savings Plan (the “RSP”), may be nominated for participation in the Plan. The Chief Executive Officer and the President of Liberty, each in his or her sole discretion, shall nominate employees for eligibility to participate in the Plan. The Compensation Committee of the Board of Directors, in its sole discretion, shall designate the nominated employees who are eligible to enroll in the Plan.

     An eligible employee may enroll as a Participant in the Plan by completing an enrollment form made available by Liberty. No eligible employee shall be entitled to any benefit or contribution under the Plan until he or she has completed an enrollment form.

Article 3

     A. Elective Deferral Contributions: An eligible employee may make either or both of the following elections:

     (i) an eligible employee may elect to defer the receipt of a portion of his or her income for each calendar year, or for a portion of the calendar year, beginning on and after the employee’s election date; and

     (ii) an eligible employee may elect to defer the receipt of all or any portion of salary reduction, after-tax or matching contributions originally contributed on behalf of the employee to the RSP but which would be distributed to the employee under the terms of the RSP by reason of the application of (a) the limitation on elective deferrals under Code section 402(g), (b) the average deferral percentage (“ADP”) test under Code section 401(k); (c) the actual contribution percentage (“ACP”) test under Code section 401(m); or (d) the limitations on annual additions under Code Section 415.

     The amount of the deferrals shall be credited to a Deferred Compensation Account in accordance with Paragraph C hereof.

     Initial elections by employees first eligible to participate in the Plan after the Effective Date may be made and become effective as of the date the employee first meets the eligibility requirements set forth in Article 2. Modifications to Participants’ existing deferral elections must be made prior to January 1 of any year and will become effective as of the next following January 1. Once an election to defer income under this Plan has become effective, that election will remain in effect until such further time as the election may be modified in accordance with the preceding sentence or revoked.

     During the course of any calendar year, a Participant may revoke his or her deferral election with respect to any future deferrals of his or her income for such year. However, in the event that a Participant revokes his or her deferral election, that employee will not be eligible to again defer the receipt of any portion of his or her income under this Plan until the following calendar year. Except as provided in this section, no other changes to any deferral election shall be permitted under this Plan.

     Any election to defer amounts described in clause (ii) above must include an assignment to Liberty of the payment of such amounts to be distributed from the RSP, in accordance with Treas. Reg. Section 1.401(a)-13(e), and such assignment may be revoked at any time prior to the date such amounts become distributable. Any such revocation shall apply only to the next following distribution from the RSP, unless otherwise specified.

     B. Additional Contributions:

     (i) Profit. Sharing Contributions. Each Participant under this Plan shall receive a credit to his or her Deferred Compensation Account in an amount equal to the difference, if any, between (a) the allocation the Participant would have received under the terms of the RSP, if compensation under the RSP was determined without regard to the limit imposed by Code Section 401(a)(17), provided that in no event shall such compensation exceed $235,840 or such higher amount as may be established by Liberty from time to time in its sole discretion prior to the commencement of any calendar year; and (b) the actual allocation credited to the Participant’s account under the terms of the RSP:

     (ii) Matching Contributions.

     (a) Each Participant whose compensation under the RSP is greater than the dollar limit applicable under Code Section 401(a)(17) for any calendar year shall have his or her Deferred Compensation Account credited with a contribution for each such calendar year equal to the greater of:

     (1) the amount of salary reduction contributions made to this Plan in accordance with Section 3.A.(i), but the amount shall not exceed 3% of the amount of the Participant’s compensation (as determined under the RSP) which is greater than the applicable limit under Code Section 401(a)(17) but less than $235,840 or such higher amount as may be established by Liberty from time to time in its sole discretion; or

     (2) 3% of the amount of the Participant’s compensation (as determined under the RSP) which is greater than the applicable limit under Code Section 401(a)(17) but less than $235,840 or such higher amount as may be established by Liberty from time to time in its sole discretion, provided the Participant has made Employee Before-Tax Contributions (as defined in the RSP) to the RSP in an amount equal to either (a) the applicable limit under Code Section 402(g) or (b) the limit on such contributions established under the terms of the RSP.

     (b) Each Participant who (1) forfeits any portion of a matching contribution under the RSP by reason of the application of the limitations of the ACP test under Code section 401(m) and (2) has elected to contribute to this Plan under Section 3.A(ii)(c) the amount which was contributed under the RSP but would be distributed to him or her because it exceeds the amount allowable under the ACP test, shall have his or her Deferred Compensation Account credited with an amount equivalent to the matching contribution which was forfeited under the RSP.

     (iii) Excess Section 415 Contributions. Each Participant under this Plan shall have his or her Deferred Compensation Account credited with an amount equal to any “excess amount’’ (as determined under Section 4.10 of the RSP in any calendar year). Notwithstanding the foregoing, no amount shall be credited under this Section 3.B.(iii) if such amount is distributed to the Participant in accordance with Treas. Reg. Section 1.415-6(b)(6)(iv), whether or not such amount is contributed to this Plan pursuant to Section 3.A.(ii)(d).

     (iv) Other Contributions. Liberty, in its sole discretion, may make additional contributions on behalf of any Participant in this Plan.

     C. Deferred Compensation Accounts: A separate bookkeeping account shall be established and maintained for each Participant to reflect all amounts deferred under this Plan. Each Participant’s account will be credited with earnings, pursuant to Paragraph D hereof, until distribution of his or her account in accordance with Article 4. Each Participant, shall be 100% vested in the elective deferrals credited to his or her account. In the event any matching contribution is credited to a Participant’s Deferred Compensation Account, the Participant’s rights to such amount and any earnings attributable to such amount shall be subject to the same vesting schedule as if the matching contribution had been made to the RSP. Similarly, in the event any profit sharing contribution is credited to a Participant’s Deferred Compensation Account, the Participant’s rights to such amount and any earnings attributable to such amount shall be subject to the same vesting schedule as if the profit sharing contribution had been made to the Participant’s account under the RSP.

     D. Earnings Credit. Each Participant shall be entitled to designate target investments for amounts credited to his or her Deferred Compensation Account. The purpose of the target investment is to allocate earnings and losses to a Participant’s account as if his or her account were actually invested in the selected target investments. Liberty shall designate, in its sole discretion, the target investment options from which a Participant may chose, the rules for allocating portions of a Participant’s account among the target investments, and the rules for a Participant to change the allocation of the Participant’s account among the target investments. The target investment options and the election rules shall be designated in such employee communications as Liberty deems appropriate, and Liberty reserves the right at any time to add or remove any target investment option or change any rule. A Participant’ s designation of a particular target investment only shall affect the calculation of earnings and losses on the Participant’s account, and shall not in any manner require Liberty to invest any assets in such target investment.

Article 4

     A. Benefits: Following a Participant’s termination of employment with Liberty, Liberty shall pay the Participant the vested balance of his or her deferred compensation account in the form selected by the Participant in accordance with Paragraph C of this Article.

     B. Death Benefits: If a Participant dies before receiving all payments due under the Plan, Liberty shall pay the vested balance of the Participant’ s account to the Participant’ s beneficiary. The designation of a beneficiary shall be made in writing by the Participant and shall be filed with Liberty prior to the Participant’s death. In the absence of a written beneficiary designation, or in the event all of an individual’s designated beneficiaries predecease the Participant without designation of a contingent beneficiary, the Participant’s estate shall be the beneficiary. This benefit shall be paid to the designated beneficiary in accordance with the Participant’s election pursuant to Paragraph C of this Article.

     C. Distribution Election: A Participant may elect, in his or her sole discretion, to have the vested balance of his or her account paid in any form of benefit offered under the RSP as of the date the Participant makes an election in accordance with this paragraph, except that on and after January 1, 2002, a Participant may not elect to have his or her vested account balance paid in the form of an annuity or a combination of a lump sum and annuity. A Participant may elect to have his or her benefit payments commence at any time following his or her retirement under the RSP. Notwithstanding the foregoing, benefit payments must commence no later than the April 1 following the calendar year in which the Participant attains age 70 1/2. Distributions paid by reason of death, disability or termination of employment (other than retirement) shall commence within one-year following the Participant’s death, disability or termination of employment. Each Participant must file with Liberty when he or she first begins participation in the Plan an initial distribution election specifying both the form of benefit distribution and the time for commencement of retirement benefits. A Participant may change his or her election but such change shall not be effective, unless the employee remains employed with Liberty or its affiliates for at least one year after the revised election is filed with Liberty. In the absence of a valid election, any benefit under this Plan shall be paid in a lump-sum.

Article 5

Hardship Withdrawal

     In the event that a Participant suffers an unforeseeable, immediate and heavy financial need that cannot reasonably be met from other sources, the Participant shall be permitted to withdraw from his or her Deferred Compensation Account an amount equal to that needed to meet the immediate and heavy financial need and to pay any income taxes on the withdrawal. The Participant must first submit a written withdrawal request to Liberty explaining the nature of the hardship and the amount required to meet the financial need. The Participant will be required to certify that the need cannot be reasonably met from other sources. The determination of hardship and lack of availability of funds from other sources will be made by Liberty, in its sole discretion, in accordance with applicable Internal Revenue Service guidance regarding rules for granting hardship withdrawals under this type of plan.

Article 6

Funding

     Liberty’s obligations under this Plan shall be general obligations of Liberty and shall not be secured in any manner. No asset of Liberty shall be placed in trust or in escrow or otherwise physically or legally segregated for the benefit of any Participant or his or her spouse or beneficiaries and the eventual payment of benefits under this Plan shall not be secured by the issuance of any negotiable instrument or other evidence of indebtedness of Liberty. No Participant, beneficiary or other person shall be deemed to have any property interest, legal or equitable, in any specific assets of Liberty as a result of the benefits provided by this Plan. To the extent that any person acquires any right to receive payments under this Plan, that right shall be no greater than, nor shall it have any preference or priority over, the rights of any unsecured general creditor of Liberty. In no event shall any of the directors, officers or employees of Liberty or an Affiliate be liable in their individual capacities to any person for the payment of benefits under the Plan.

Article 7

Assignment

     No payments, benefits or rights under this Plan shall be subject in any manner to any attachment, garnishment, levy or other lien or collection or to anticipation, sale, transfer, assignment, mortgage, pledge, encumbrance, charge or alienation by any Participant, his or her beneficiary or any other person who could or might possibly receive payments under this Plan. Any such prohibited attempted attachment, assignment, alienation, encumbrance or transfer shall be void.

Article 8

Administration

     Liberty shall be responsible for the administration of the Plan and shall have the right, in its sole discretion, to interpret and construe the terms of the Plan, including without limitation eligibility for benefits, terms of payment and identity of beneficiary. Liberty may delegate responsibility for administration of the Plan to one or more individuals as designated by the chief executive officer.

     In the event that Liberty delegates the responsibility for administration of the Plan to one or more individuals, Liberty shall indemnify the designated administrators and their agents against, and agree to hold them harmless from, any and all liabilities and damages (including reasonable attorneys’ fees and expenses in defending against such liabilities and claims) incurred by the individuals arising from any action or inaction on their part with respect to the Plan taken in good faith, unless such liability or expense results from the individual’s gross negligence or willful acts of commission or omission.

Article 9

Claims Procedure

     If any benefits become payable under this Plan, the Participant (or the designated beneficiary, in the case of the Participant’s death) shall file a claim for benefits by notifying Liberty in writing. If the claim is completely or partially denied, Liberty shall provide a written notice specifying the reason for the denial, the provisions on which the denial is based and additional material or information necessary to prove entitlement to benefits, if any. Such written notice shall indicate the steps to be taken if a review of the denial is desired.

     If a claim is denied and a review is desired, the claimant shall notify Liberty in writing. In requesting a review, the claimant may review this Plan and any related documents and submit any written issues and comments he or she feels are appropriate. Liberty shall review the claim and provide a written decision specifying the bases, for the decision. A claimant shall have no right to appear in person, with or without an attorney, to make an oral presentation of his or her initial claim or any subsequent appeal.

Article 10

Amendment and Termination

     This Plan may be amended or terminated at any time and in any respect by Liberty upon written notice to the Participants and any other party entitled to benefits under the Plan, provided that Liberty may not unilaterally reduce the balance of any individual’s account determined as of the date written notice is provided. Upon termination of the Plan, all benefits shall be distributed as soon as practicable in the form of a lump sum.

     An Affiliate of Liberty may be added as a participating Affiliate only with the consent of Liberty. An Affiliate’s participation may be terminated by Liberty or by the Affiliate at any time, and absent the express consent of Liberty, shall be automatically terminated on the date the controlling ownership or proprietary interest of Liberty in such Affiliate is terminated.

Article 11

     A. Tax Consequences: The Plan is intended to postpone the application of income taxes on amounts credited to the Deferred Compensation Accounts.. However, notwithstanding anything to the contrary, Liberty makes no representation regarding the tax consequences of participation in this Plan. Amounts contributed to or paid from the Plan may be subject to income, payroll or other taxes, and Liberty may withhold taxes from any payment, as required under federal, state and local laws.

     B. No Guarantee of Employment: Nothing contained in this Plan shall be construed as an employment contract between Liberty or an Affiliate and any employee, or as a right of any employee to continue in the employment of Liberty or an Affiliate, or as a limitation on Liberty’s or an Affiliate’s right to discharge any employee with or without cause.

     C. Incapacity: Liberty may, in its sole discretion, direct the payment of any benefit otherwise due to a minor or other legally incompetent person, to any other person who Liberty determines is an appropriate representative of the intended recipient, including a custodian under a Uniform Transfers to Minors Act or corresponding legislation, and the receipt by that representative shall be a valid and complete discharge of all of Liberty’s duties with respect to that benefit payment and in full satisfaction of all claims under the Plan.

     D. Governing Documents: In the event of a conflict between the Plan and any administrative forms, employee communications or other documents relating to this Plan, the terms of this Plan shall control.

Article 12

Construction

          This Plan shall be construed according to the laws of the State of South Carolina, except as superseded by Federal law. The invalidity of any portion of this Plan shall not invalidate the remainder of the Plan, which shall continue in full force and effect.

               IN WITNESS WHEREOF, The Liberty Corporation and the Affiliates have caused this Plan to be executed by their duly authorized officers effective as of the Closing Date.

THE LIBERTY CORPORATION

By:

Attest:

COSMOS BROADCASTING CORPORATION

By:

Attest:

Schedule A

Employers participating in the Supplemental Executive Savings Plan:

     The Liberty Corporation
     Cosmos Broadcasting Corporation